Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

From the desk of Steve Hollis, President

FOR RELEASE AT11:30 AM, EDT
Date: August 24, 2007

DOUBLE EAGLE PETROLEUM CO.
ADOPTS SHAREHOLDER RIGHTS PLAN

Casper, Wyo., August 24, 2007 – Double Eagle Petroleum Co. (Nasdaq: “DBLE”) announced today that on August 21, 2007 its Board of Directors adopted a shareholder rights plan designed to ensure that all Double Eagle shareholders receive fair and equal treatment in the event of an unsolicited takeover proposal. The plan is intended to safeguard against abusive takeover tactics that limit the ability of all shareholders to realize the long-term value of their investment in Double Eagle. The plan is not being adopted in response to any specific takeover effort, and will not prevent a takeover, but should encourage anyone seeking to acquire Double Eagle to negotiate with the Board prior to attempting a takeover.

To implement the plan, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock, par value $0.10 per share, held of record on September 4, 2007, payable to stockholders of record on that date. The Rights will automatically trade with the underlying common stock and will not be exercisable.

Except for transactions and/or investments approved by the Board, the Rights will be exercisable only if, and upon the earlier to occur of, (a) ten business days after the public announcement that a person has acquired beneficial ownership of 20% or more of the Company’s outstanding shares of common stock, or (b) ten business days following the commencement of a tender or exchange offer by a person for 20% or more of the outstanding shares of common stock. Initially, each right would entitle holders to purchase one one-thousandth of a share of Double Eagle’s newly created Series B Junior Participating Preferred Stock at an exercise price of $45. Each one one-thousandth of a share of the Series B Preferred Stock will essentially be the economic equivalent of one share of common stock. Following an event described above, the Rights entitle the holders to buy the Company’s stock at a 50% discount. For example, at a purchase price of $45 per Right, each Right not owned by the person acquiring more than 20% of the Company’s outstanding shares of common stock, would entitle it’s holder to purchase $90 worth of Company common stock for $45.

Following the acquisition by a person of beneficial ownership of 20% or more of the outstanding shares of the Company’s common stock and prior to an acquisition of 50% or more of the outstanding shares of common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person), in whole or in part, at an exchange ratio of one share of common stock (or one one-thousandth of a share of the new series of junior participating preferred stock) per Right.

Prior to the acquisition by a person of beneficial ownership of 20% or more of the outstanding shares of the Company’s common stock, the Rights are redeemable for $.01 per Right at the option of the Board of Directors subject to certain limitations. Unless the Rights are redeemed or exchanged earlier, they will expire on August 24, 2010.

At least once annually during the term of the Rights Plan, a Stockholder Rights Plan Committee comprised of independent directors of the Company will review the Rights Plan to determine whether the Rights Plan remains in the interests of the Company and its stockholders. Following each such review, the Stockholder Rights Plan Committee will report its conclusions to the full Board of Directors of the Company, including any recommendation in light thereof as to whether the Rights Plan should be modified or the Rights should be redeemed.

A summary of the rights plan will be included in a Form 8-K to be filed by Double Eagle with the SEC and will also be mailed to shareholders of record of Double Eagle’s common stock shortly after the September 4, 2007 record date.

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming, Nevada and other Rocky Mountain states.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
John Campbell
(303) 794-8445